Exhibit 6(ix)

                              SETTLEMENT AGREEMENT


         THIS SETTLEMENT AGREEMENT ("Agreement"), is hereby made effective on July 19, 1999, by and between Hudson Consulting Group, Inc., a Nevada corporation, (Hudson) and Global Universal, Inc., a Nevada corporation ("Global"); and A-Z Oil. L.L.C., a Utah Corporation (A-Z), and Genesis Capital Corporation of Nevada, a Nevada corporation; ("Genesis"), and Motor Sports on Dirt, Inc., a Texas corporation ("Motor"); and Donald L. Walker, an individual resident of Arkansas ( "Walker").

                                    Recitals

         WHEREAS, Genesis Capital Corporation of Nevada ("Genesis") entered into Consulting Agreements with Hudson and Global, which agreements were accompanied by Security Agreements and Secured Promissory Notes, all of which agreements were executed by Genesis;

         WHEREAS, the above-described  agreements allow for interest,  attorneys
fees,   and  costs  of  suit--and   applicable  law  may  allow  for  additional
consequential damages--if the agreements were breached;

         WHEREAS, the above-described agreements created debts that were assumed by Motor Sports pursuant to the Acquisition Agreement dated April 6, 1999; such debts have not been paid to date; and Motor Sports is now technically in breach of the agreements creating these debts;

         WHEREAS, Walker and Motor are willing to release any and all claims they may have as to Hudson, Global and Genesis and to release all claims to the common stock of Genesis presently held in their names in exchange for the right to retain 250,000 shares of the common stock of Genesis bearing a Rule 144 restriction.

                                    Agreement

         NOW THEREFORE, in consideration of the mutual promises, covenants and agreements contained in this Agreement, and in reliance on the representations and warranties set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby expressly acknowledged, the parties agree as follows:

1 Transfer and Release. Walker and Motor hereby agree to transfer, assign and return to Genesis, One Hundred Percent (100%) of the common shares of Genesis held in their names or their assigns, less no more than 250,000 shares of such shares that bear a 144 restriction which Walker shall be entitled to retain in exchange for future services to Genesis and execution of this release. A-Z hereby agrees to release Walker and Motor from repayment of the Thirty Thousand ($30,000) cash advance or loan from June of 1999 and any and all claims that may arise therefrom.

2. Walker Transfer. Walker agrees upon receipt of consulting fees from Caye Chapel, Inc. to transfer One Million (1,000,000) shares of common stock of Caye Chapel to Genesis, Three Million Two Hundred Thousand (3,200,000) shares of common stock of Caye Chapel to Global and Three Hundred Thousand (300,000) shares of common stock of Caye Chapel to Hudson.

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3.       Settlement  of  Debt.  The  parties  hereto  agree  that as part of the consideration for this agreement shall be the cancellation of all obligations and debts, including ownership of common stock owed to Motor and/or Walker by Genesis, Global or Hudson, including any possible consequential damages arising from or connected with those debts, obligations or ownership of common stock, including all shares of Caye Chapel, Inc. Each of the Parties hereby agree to the terms of this Agreement.

4. Entity Existence. Motor Sports on Dirt, Inc. is a Texas corporation duly organized, validly existing, and in good standing under the laws of the state of its formation, with full authority to own, lease and operate property and to carry on business as it is now being conducted.

5. No Misleading Statements or Omissions. Neither this Agreement nor any document referenced to or attached to this Agreement or presented to the Parties in connection herewith contain or will contain any materially misleading statement, nor do they omit to make any statement of fact necessary to make the other statements or facts set forth herein not materially misleading.

6. Walker's and Motor's Authority for Agreement. Walker and Motor have duly authorized the ---------- execution and delivery of this Agreement and the consummation of the transactions contemplated herein. Walker and Motor have each duly executed and delivered this Agreement; it constitutes the valid and legally binding obligation of both Walker and Motor, enforceable according to its terms. To the best knowledge of Walker and Motor, after due inquiry, the execution and delivery of this Agreemen t and the consummation of the transactions contemplated herein will not conflict with any mortgage, indenture, lease, contract, commitment, agreement, or other instrument applicable to either Walker or Motor or any of its properties or assets.

7. Consents and Authorizations. Any consent, approval, order or authorization of, or registration, declaration, compliance with or filing with any governmental or regulatory authority required of the Parties in connection with the execution and delivery of this Agreement to permit the consummation of the transactions contemplated herein shall be accomplished by the Parties in a timely manner and in accordance with federal and/or state law.

8. Term. All representations, warranties, covenants and agreements made in this Agreement and in the exhibits attached hereto shall survive the execution and delivery of this Agreement and any payments made pursuant hereto.

9. Conditions Precedent to Closing. The obligations of the Parties under this Agreement are subject to the fulfillment--before or at the Closing--of each of the following conditions, and no obligation on the part of the Parties shall arise or be enforceable until all of such conditions are met:

         A. The representations and warranties contained in this Agreement shall all be true and correct;

         B. Walker and Motor shall have performed or complied with all terms and conditions of this Agreement which are required to be performed or complied with before or at the time of Closing;

         C. Walker shall provide Genesis with written proof that he is an authorized officer of Motor.


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10.      Closing. The Closing of the transactions contemplated by this Agreement
         ("Closing") shall take place at or before 5:00 p.m. Mountain Daylight Time on July 19, 1999. The Closing shall occur at 268 West 400 South, Suite 300, Salt Lake City, Utah 84101, or at such other place as the parties hereto shall agree upon in writing. At the Closing, all of the documents, payments, and items referred to in this Agreement shall be exchanged. Facsimiles of signatures and documents shall be accepted by all parties as originals, so long as they are legible.

11. Non-Circumvention. Walker and Motor agree not to terminate this Agreement or refuse to perform any of its terms solely as a means to avoid transferring the shares required under this Agreement. The parties will not act in any other way to circumvent performance required by this Agreement.

12. Indemnification. Subject to the provisions herein, the Parties shall indemnify, defend and hold each other harmless from and against all demands, claims, actions, damages, liabilities, costs and expenses (including, without limitation, interest, penalties and attorneys' fees) asserted or imposed against or incurred by any other party, arising from any action of, or a breach of any representation, warranty, covenant, or agreement of, any other party to this Agreement.

13. Remedies. The Parties acknowledge that in the event of a breach of this Agreement by any of the parties, money damages would be inadequate, and the non-breaching parties would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

14.      MISCELLANEOUS.

         A. Subsequent Events. Walker, Motor, Genesis, Hudson and Global agree to notify each other if, subsequent to the date of this Agreement, any party incurs obligations which could compromise its efforts and obligations under this Agreement.

         B. Amendment. This Agreement may be amended or modified at any time or in any manner, but only by an instrument in writing executed by the parties hereto.

         C. Entire Agreement. This Agreement contains the entire agreement between Walker, Motor, Genesis, Hudson and Global relating to the settlement of the debts described herein. This Agreement supersedes any and all prior agreements, arrangements, or understandings (written or oral) between the parties with respect to the settlement of such debts. No understandings, statements, promises, or inducements contrary to the terms of this Agreement exist with respect to the settlement of the debts described herein. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party with respect to the settlement of the debts described herein. No oral expressions or agreements whatsoever shall be used to modify or supplement the terms of the written agreements referred to herein.

         D. Waiver. Any failure of any party to this Agreement to comply with any of its obligations hereunder may be waived in writing by the party to whom compliance is owed. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any such provision or a waiver of the right to enforce such provision. No waiver of any breach of

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         or  non-compliance  with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         E. Assignment. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

         G. Headings and Captions. The section headings in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         H. Governing Law. All provisions of this Agreement shall be interpreted under the laws of the State of Utah, without regard to its conflict of laws rules. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, Utah. The parties expressly consent to the personal jurisdiction of the above-identified courts and agree to exclude and waive any statute, law or treaty which allows or requires any dispute to be decided in any forum, or by any law, other than as provided in this Agreement.

         I. Binding Effect. This Agreement is binding on the parties hereto and inures to the benefit of the parties, their respective heirs, admin-istrators, executors, successors, and assigns.

         J. Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

         K. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees, court costs, and other costs incurred in proceeding with the action. Attorney's fees, court costs, or other costs may be ordered by the court in its decision of the action or may be enforced in a separate action for such fees and costs. If any party is represented by in-house counsel, the attorney fee attributed to in-house counsel shall equal the attorney fee normally charged by attorneys in the prevailing party's community who have similar backgrounds.

         L. Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or un-enforceability shall not affect any other provisions of this Agreement. Instead, this Agreement shall be construed as if it never contained any such invalid, illegal or unenforceable provisions.

         M. Mutual Cooperation The parties shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other documents and take such other actions as may be necessary or convenient to effect the transactions described herein.

         N. Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Such executed copy may be delivered by facsimile or similar electronic transmission device if such delivery produces legible copies of the relevant signatures. Such execution and delivery shall be valid, binding and effective for all purposes.


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         O. No Third Party Beneficiary.  Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any right or remedy by reason of this Agreement, unless this Agreement specifically states such intent.

         P. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


"Global"
Global Universal, Inc.


_____________/s/_______________
Ronald Welborn, President



"Hudson"
Hudson Consulting Group, Inc.


                  /s/
Richard Surber, President

"A-Z"
A-Z Oil, L.L.C.


                      /s/
BonnieJean Tippetts, President


"Genesis"
Genesis Capital Corporation  of Nevada


_______________/s/_____________
Jerry Conditt, Vice-President



"Motor Sports"
Motor Sports On Dirt, Inc.


_____________/s/_______________
Donald L. Walker, President

"Walker"
Donald L. Walker, an individual


______________/s/______________
Donald L. Walker, an individual





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